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                                                                    Exhibit 99.1

           FOR FURTHER INFORMATION:

           AT THE COMPANY:
           Carol Petersen
           (248) 208-2500

           FOR IMMEDIATE RELEASE

             SUN COMMUNITIES, INC. RECEIVES "WELLS NOTICE" FROM SEC

SOUTHFIELD, MI, JULY 19, 2005 - SUN COMMUNITIES, INC. (NYSE: SUI), announced today that it has received a "Wells Notice" from the staff of the U.S. Securities and Exchange Commission (SEC) in connection with a non-public inquiry regarding the Company. The inquiry by the SEC was commenced in January 2004 with a request for information and legal, accounting and other documentation generally regarding the Company's investment in SunChamp LLC, the operation of SunChamp, the Company's accounting for SunChamp and other transactions related to SunChamp. Under the direction of the Company's Audit Committee and Board of Directors, the Company has fully and voluntarily cooperated, and continues to cooperate, with the SEC in its requests for information and has consented to the cooperation by its employees and by its former and current auditors. Under the SEC's procedures, the Wells Notice indicates that the staff has made a preliminary decision to recommend that the Commission bring a civil action against the Company. The Wells Notice also covers the Company's chief financial officer and a former controller who transferred to another position within the Company prior to the pending inquiry. Recipients of Wells Notices have the opportunity to respond to the SEC staff before the staff makes a decision on whether to proceed with its recommendation.

As described in its filings with the SEC, SunChamp LLC was formed in late 1999 by the Company and Champion Enterprises, Inc. (NYSE:CHB) for the acquisition and development of 11 manufactured home communities. During the fourth quarter of 2002, the Company acquired all of Champion's interest in SunChamp and, thereafter, the SunChamp properties were consolidated into the Company's financial statements. The SEC Staff has informed the Company that the major focus of the Staff's inquiry, and the primary bases for its preliminary conclusion to recommend action, relate to the Company's accounting for the SunChamp investment during 2000, 2001 and 2002. In particular, the SEC Staff has indicated that it: (1) differs with the Company's decision to account for its interest in SunChamp on the cost method, rather than the equity method, during most of 2000 and 2001; (2) differs with the Company's application of the equity method in 2002; and (3) believes that the Company should have applied Statement of Financial Accounting Standards No. 66 - "Accounting for Sales of Real Estate" ("FAS 66"), to sales by the Company of a portion of its interest in SunChamp to outside investors. The Staff further has expressed its view that the application of FAS 66 would require the Company to disregard entirely the sales of its interests to outside investors for purposes of accounting for losses from SunChamp. These investors paid the Company a total of $13.2 million ($7.2 million in cash and $6 million in long-term, non-recourse notes) for the Company's SunChamp interests they acquired.

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The Company believes the sales to investors were bona fide, arms-length transactions and disagrees with the Staff's stated position that FAS 66 applies to these transactions in a manner that would disregard entirely these sales for purposes of allocating SunChamp losses to the Company. If the Company were required to disregard the sales to investors for accounting purposes, it would have to report its proportionate share of SunChamp's losses during the periods in question and that share would be a significantly larger percentage of those losses than that recorded by the Company. The Company believes that the increased losses from application of FAS 66 as suggested by the Staff would not affect calculations of cash flow or net asset value. Also, if application of FAS 66 required a greater allocation of losses to the Company as the result of disregarding the effect of sales to investors, the Company also would be required to recognize a greater portion of any profits in the event that SunChamp becomes profitable in later periods. The Company believes that the consolidation of the SunChamp properties into the Company's financial statements at the end of 2002 and for subsequent periods provides all material information to users of its financial statements regarding this venture's financial condition, financial results and the Company's participation from 2003 forward.

The Company believes that the Staff's other suggested bases for alleged improper accounting would not result in quantitatively material differences from the actual reported results in the Company's earnings and FFO.

All financial reports from periods covered by the inquiry were reviewed and, for year-end statements, audited, by the Company's independent auditor at those times. At the direction and with supervision of the Audit Committee, the Company currently is engaged in discussions with the SEC staff regarding the Wells Notice and its planned response to this matter, and continues to cooperate fully with the SEC in respect of its investigation.

Sun Communities currently owns and operates a portfolio of 135 communities mainly in the Midwest and Southeast United States. The Company's properties are comprised of over 47,300 developed sites and approximately 7,100 additional sites available for development.

                FOR MORE INFORMATION ABOUT SUN COMMUNITIES, INC.,
                   VISIT OUR WEBSITE AT WWW.SUNCOMMUNITIES.COM

    This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "forecasts," "anticipates," "intends," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this press release. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. Such risks and uncertainties include the national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those referenced under the headings entitled "Factors That May Affect Future Results" or "Risk Factors" contained in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company's expectations of future events.